Exhibit 99

Media Contact:

David Hallisey, (949) 471-7703

david.hallisey@gateway.com

Investor Contact:

Marlys Johnson, (605) 232-2709

marlys.johnson@gateway.com

GATEWAY REPORTS PRELIMINARY FOURTH QUARTER, FULL YEAR 2004 RESULTS

•	Q4 Earnings consistent with guidance

•	Company had Q4 net income available to common shareholders of $94 million

•	Q4 Revenues of $1.029 billion

•	PC sales of 1.2 million units rose 128 percent from a year earlier to highest level in 15 quarters, reflecting strong demand in Retail and Direct segments in Q4

•	Q4 SG&A on both a GAAP and non-GAAP basis down more than 50 percent as compared to Q4 2003

Irvine, Calif., Jan. 27, 2005 – Gateway, Inc. (NYSE: GTW) today reported results for its fourth quarter and full-year ended December 31, 2004.

Revenue amounted to $1.029 billion in the fourth quarter, compared with $915 million in the third quarter and $875 million a year earlier. The year earlier period excludes revenue from eMachines, which was acquired on March 11, 2004.

The company reported net income available to common shareholders of $94 million. This compares with a net loss of $59 million in the third quarter, and a net loss of $114 million a year earlier. Basic EPS, or net income per common share, was 25 cents. Diluted EPS was a negative two cents, after deducting the gain associated with the retirement of the company’s Series A and Series C preferred stock previously held by AOL. On a pro forma basis including the preferred stock gain, fully diluted EPS was 23 cents.

Restructuring, transformation and integration costs in the fourth quarter were $22 million, compared with $63 million in the third quarter and $65 million a year earlier. Excluding these costs and the gain associated with retirement of the company’s Series A and Series C preferred stock previously held by AOL, non-GAAP operational net earnings per share was a profit of four cents, at the high end of previous guidance.

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Gateway Reports Fourth Quarter, Full Year 2004 Results	Page 2

Included in the fourth quarter net income available to common shareholders, and previous guidance, is a one-time $100 million gain from the retirement of the Series A and Series C preferred stock previously held by AOL, an one-time approximate $7 million gain from the retirement of liability associated with a recent outsourcing of extended service plans and $7 million in proceeds from legal claims, partially offset by a $7 million incremental investment in service parts and other non-recurring warranty items, primarily to improve support for our Professional customers. Also included in net income is the $22 million in restructuring, transformation and integration costs indicated earlier.

“We are pleased with the progress our fourth quarter represents,” said Wayne Inouye, president and chief executive officer. “Since combining Gateway and eMachines last March, we have made great strides towards our goal of long-term, sustainable profitability. With the vast majority of restructuring now behind us, we see 2005 as a year to build, leveraging our highly scalable model and low SG&A structure to achieve growth across all segments.”

Q4 Progress & Highlights

During the fourth quarter, the company continued to simplify its processes, increase productivity and expand distribution of its products worldwide. Key accomplishments include:

•	Expanded distribution of Gateway notebook and desktop PCs at major retailers in North America. Gateway-branded PCs are now available at leading retailers including Best Buy, Circuit City, Comp USA, Micro Center and Office Depot in the United States as well as Best Buy and Future Shop in Canada;

•	This month IDC recognized Gateway as having the largest U.S. sequential PC growth of the major PC makers in its Q4 Quarterly PC Tracker Report(1);

•	International expansion of Gateway PCs with the return of retail sales in Japan;

•	SG&A on both a GAAP and non-GAAP basis has been reduced over 50% year-over-year providing a platform for long term leverage and earnings growth;

•	Continued consolidation of the company’s supply base and service and support relationships to further drive business efficiencies, ensure quality and optimize the overall customer experience;

•	Introduction of an award-winning line of Media Center PCs, which provide industry-leading value. The systems also feature Gateway’s unique implementation of BTX technology for whisper quiet operation; and

•	Recognition from PC World and its readers for eMachines having the highest overall service and reliability scores of all U.S. PC makers surveyed(2).

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Gateway Reports Fourth Quarter, Full Year 2004 Results	Page 3

Financial Performance

The company sold 1.2 million PC units in the fourth quarter, up 29 percent sequentially, and 128 percent year-over-year. The increase in unit sales is due to strong market demand in the Retail and Direct segments, partially offset by seasonal declines in the Professional segment. On a normalized basis, which adds eMachines sales and subtracts Gateway-owned retail stores from the fourth quarter of 2003 comparison, PC unit sales increased 20 percent year-over-year.

The Retail segment delivered revenue of $604 million, with PC units of 926,000. Sequentially, Retail revenue increased 48 percent and PC units increased 53 percent. The sequential increase in Retail revenue and PC units is associated with strong product demand and significant market share gains during the period, including increased market share in both the desktop and notebook categories.

The Direct Sales segment delivered revenue of $188 million, with PC units of 102,000. Sequentially, Direct sales revenue increased 3 percent and PC units increased 21 percent. The sequential increase in Direct Sales revenue and PC units is a result of increased seasonal demand and market share gains associated with Gateway products in the Direct segment.

The Professional segment delivered revenue of $237 million, with PC units of 171,000. Sequentially, Professional revenue decreased 27 percent and PC units decreased 29 percent. The sequential revenue decrease generally reflects seasonal demand patterns and some market share loss.

Total CE and non-PC revenue was down 2 percent sequentially and down 33 percent year-over-year. The sequential and year-over-year decreases are due to lower CE revenue, largely associated with the Gateway-owned retail store closures in April and the completion of excess inventory sales in the third quarter resulting from these closures. CE and non-PC sales represented 18 percent of total revenue in the fourth quarter, which compares with 20 percent in the third quarter and 31 percent a year earlier.

Gross margin contribution from CE and non-PC products and services represented 62 percent of the gross margin dollars in the fourth quarter compared to 60 percent in the prior quarter and 64 percent a year earlier. Gross margin contribution from non-PC products more than offset the reduced contribution from CE products.

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Gateway Reports Fourth Quarter, Full Year 2004 Results	Page 4

Gross margin percentage for the fourth quarter was 8.8 percent (including 0.4 percentage points impact from restructuring, transformation and integration costs). This compares with 10.1 percent in the prior quarter (including 1.1 percentage points impact from restructuring, transformation and integration costs) and 15 percent in the fourth quarter of 2003 (including 1.3 percentage points impact from restructuring, transformation and integration costs). Gross margin results include a $7 million benefit from legal settlements offset by a one-time $7 million investment in service parts and other non-recurring warranty costs. Excluding restructuring, transformation and integration costs, gross margin percentage declined 2.0 percentage points sequentially, primarily due to the increased mix of lower margin Retail sales and the incremental investment in service parts to improve support for our Professional customers. On a non-GAAP operational basis, excluding restructuring, transformation and integration costs, year-over-year gross margins decreased 7.1 percentage points primarily due to a significantly higher mix of third-party retail sales and lower CE products sales associated with the closure of the Gateway stores.

SG&A expense was $106 million (including $18 million in restructuring, transformation and integration costs) compared to $154 million (including $53 million for restructuring, transformation and integration costs) in the prior quarter. On a non-GAAP operational basis, excluding restructuring, transformation and integration costs, SG&A was down 13 percent sequentially and more than 50 percent year-over-year. These reductions in SG&A resulted from the closure of Gateway’s retail stores, reduced direct marketing costs partially related to the shift toward third-party retail, rationalization of headcount costs and IT expenses, and continued focus on other SG&A cost savings.

SG&A expense as a percentage of revenue was 10.2 percent compared to 16.8 percent in the prior quarter and 26 percent a year earlier. On a non-GAAP operational basis — excluding restructuring, transformation and integration costs — SG&A as a percent of revenue improved to 8.5 percent in the fourth quarter, compared to 11 percent in the third quarter and 22 percent a year earlier.

Net income available to common shareholders was $94 million (including $22 million for restructuring, transformation and integration costs), compared with a loss of $59 million in the third quarter (including $63 million for restructuring, transformation and integration costs) and a loss of $114 million a year earlier (including $65 million for restructuring, transformation and integration costs). Before restructuring, transformation and integration costs, and the gain on the previously announced retirement of the Series A and C preferred stock, the company recorded a net profit of $15 million, consistent with the upper range of previous guidance and the second consecutive quarterly non-GAAP operational profit.

Restructuring, transformation and integration costs

Including the $22 million of restructuring, transformation and integration costs in the fourth quarter, all but approximately $7 million of the previously announced restructuring, transformation and integration expenses have now been incurred. The cash outlays associated with these restructuring, transformation and integration plans were $34 million in the fourth quarter, leaving approximately $50 million of remaining net cash outlays to be incurred over the next several quarters under the previously announced plans. These cash outlays are primarily associated with ongoing lease obligations.

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Gateway Reports Fourth Quarter, Full Year 2004 Results	Page 5

Cash and marketable securities

Gateway ended the quarter with $644 million in cash and marketable securities. Cash and marketable securities decreased $16 million during the fourth quarter primarily due to the restructuring, transformation and integration cash outlays of $34 million mentioned above, partially offset by net financing activity of approximately $25 million. The net financing activity was comprised of net proceeds of $291 million from the sale of Senior Convertible Notes in December 2004 plus a $50 million borrowing under the ABL revolving credit facility, less an aggregate purchase price of $316 million paid to AOL in connection with the retirement of the preferred stock mentioned above and the repurchase of approximately 2.7 million shares of Gateway common stock held by AOL.

Full year 2004

Gateway reported full-year 2004 revenue of $3.65 billion and a net loss of $475 million, or a loss of $1.31 per share. Included in the net loss was $364 million, or $1.00 per share, related to restructuring costs, transformation and integration expenses, a tax benefit, and the Series A and C preferred stock gain as discussed above. Total PC unit sales for the year were 3.5 million, a 70 percent increase over the prior year.

SG&A expenses for the year were $909 million, including $392 million in restructuring, transformation and integration expenses, compared with $974 million in 2003, including $128 million in restructuring, transformation and integration expenses. Before restructuring, transformation and integration expenses, SG&A expenses were down approximately $328 million year-over-year.

Outlook

Gateway expects an approximate first quarter revenue range of $810 million to $850 million, consistent with sales mix shifts between segments and in-line with previously announced full-year revenue guidance of $4 billion to $4.25 billion. Total GAAP earnings per share for the first quarter are projected to be breakeven to a loss of four cents per share, including restructuring, transformation and integration costs of approximately one cent per share. Gateway expects first quarter non-GAAP earnings per share before restructuring, transformation and integration costs of breakeven to a loss of three cents per share. Gateway is maintaining the previously communicated full year GAAP earnings per share guidance of 15 to 17 cents and full year earnings per share before restructuring, transformation and integration costs of 17 to 19 cents.

Conference call information

Gateway will host a conference call for analysts on Thursday, Jan. 27 at 5:30 pm EDT/2:30 pm PDT, which will be accessible via live audio webcast at http://www.gateway.com.

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Gateway Reports Fourth Quarter, Full Year 2004 Results	Page 6

About Gateway

Since its founding in 1985, Irvine, Calif.-based Gateway (NYSE: GTW) has been a technology pioneer, offering award-winning PCs and related products to consumers, businesses, government agencies and schools. After acquiring eMachines in early 2004, Gateway is now the third largest PC company in the U.S. and among the top ten worldwide. The company’s value-based eMachines brand is sold exclusively by leading retailers worldwide, while the premium Gateway line is available at major retailers, over the web and phone, and through its direct and indirect sales force. See http://www.gateway.com for more information.

(1)	IDC PC Tracker, January 2005

(2)	PC World, “Readers Rate the Manufacturers,” January 2005

Certain non-GAAP financial information

This press release contains certain non-GAAP financial information, including disclosure of the portion of the company’s SG&A, gross margins and results of operations relating to, or affected by, certain restructuring charges, transformation expenses and integration expenses. This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. This non-GAAP financial information is used by management and management believes it is useful to investors to analyze the company’s baseline performance before charges and expenses that are considered by management to be outside of Gateway’s core operating results, notwithstanding the fact that such restructuring, transformation and integration expenses may be recurring. This non-GAAP information is among the primary indicators management uses as a basis for evaluating Gateway’s financial performance as well as for forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for reported results determined in accordance with GAAP.

Special note

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be forward-looking statements, including any projections or preliminary estimates of earnings, revenues, or other financial items; any statements of plans, strategies and objectives of management for future operations; the extent of seasonal changes in demand; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, risks related to shifting our distribution model to third-party retail; competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to simplify the company’s business, change its distribution model and restructure its operations and cost structure; component

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Gateway Reports Fourth Quarter, Full Year 2004 Results	Page 7

supply shortages; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; foreign currency fluctuations; risks relating to new or acquired businesses, joint ventures and strategic alliances; risks related to financing customer orders; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway’s Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Gateway, Inc.

Preliminary Consolidated Condensed Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended December 31,			Twelve months ended December 31,
	2004		2003	2004	2003
Net sales	$1,028,627		$875,134	$3,649,734	$3,402,364
Cost of goods sold	938,036		743,664	3,342,662	2,938,800

Gross profit	90,591		131,470	307,072	463,564
Selling, general, and administrative expenses	105,709		224,022	909,050	974,139

Operating loss	(15,118)		(92,552)	(601,978)	(510,575)
Other income, net	8,956		4,843	20,247	19,328

Loss before income taxes	(6,162)		(87,709)	(581,731)	(491,247)
Benefit (provision) for income taxes	(437)		(23,565)	14,113	(23,565)

Net loss	(6,599)		(111,274)	(567,618)	(514,812)
Gain on redemption of preferred stock, net of dividends	100,513		(2,787)	92,142	(11,138)

Net income (loss) attributable to common stockholders	$93,914		$(114,061)	$(475,476)	$(525,950)

Net income (loss) per share:
Basic	$0.25		$(0.35)	$(1.31)	$(1.62)

Diluted	$(0.02	) *	$(0.35)	$(1.45)	$(1.62)

Weighted average shares outstanding:
Basic	373,844		324,377	363,708	324,160

Diluted	398,958		324,377	391,115	324,160

*	The calculation of diluted loss per share assumes conversion of the Series A and Series C preferred stock at the beginning of the period rather than redemption for a gain. Accordingly, the $100.5 million gain on the redemption of Series A and Series C has been excluded from the calculation of diluted loss per share. Had the gain been included, weighted average shares outstanding would have been 407,486 and diluted earnings per share would have been $0.23.

Gateway, Inc.

Preliminary Consolidated Condensed Balance Sheets

(in thousands)

(unaudited)

	December 31, 2004	December 31, 2003
ASSETS:
Current assets:
Cash and cash equivalents	$358,633	$349,101
Marketable securities	284,876	739,936
Accounts receivable, net	342,121	210,151
Inventory	196,324	114,136
Other	217,663	250,153

Total current assets	1,399,617	1,663,477
Property, plant, and equipment, net	102,657	330,913
Intangibles, net	95,392	13,983
Goodwill	155,619	—
Other assets	18,502	20,065

	$1,771,787	$2,028,438

LIABILITIES AND EQUITY:
Current liabilities:
Notes payable	$50,000	$—
Accounts payable	532,329	415,971
Accrued liabilities	271,912	277,455
Accrued royalties	41,796	48,488
Other current liabilities	226,615	257,090

Total current liabilities	1,122,652	999,004
Long-term debt	300,000	—
Other long-term liabilities	104,098	109,696

Total liabilities	1,526,750	1,108,700
Series C preferred stock	—	197,720
Stockholders’ equity	245,037	722,018

	$1,771,787	$2,028,438

Gateway, Inc.

Preliminary Analysis of Consolidated Condensed Statement of Operations

For the three months ended December 31, 2004

(in thousands, except per share amounts)

(unaudited)

	Results of Operations		Restructuring Charges (1)	Transformation and Integration Expenses and Preferred Stock Redemption Gain (1)	Results of Operations, net of Restructuring Charges, Transformation and Integration Expenses and Redemption Gain (1)
Net sales	$1,028,627		$—	$—	$1,028,627
Cost of goods sold	938,036		2,398 (2)	1,544 (4)	934,094

Gross profit	90,591		(2,398)	(1,544)	94,533
Selling, general, and administrative expenses	105,709		16,318 (3)	1,450 (4)	87,941

Operating income (loss)	(15,118)		(18,716)	(2,994)	6,592
Other income, net	8,956		—	—	8,956

Income (loss) before income taxes	(6,162)		(18,716)	(2,994)	15,548
Provision for income taxes	(437)		—	—	(437)

Net income (loss)	(6,599)		$(18,716)	$(2,994)	$15,111
Gain on redemption of preferred stock, net of dividends	100,513		—	100,513	—

Net income (loss) attributable to common stockholders	$93,914		$(18,716)	$97,519	$15,111

Net income (loss) per share:
Basic	$0.25		$(0.05)	$0.26	$0.04

Diluted	$(0.02	) (5)	$(0.05)	$(0.01)	$0.04

Weighted average shares outstanding:
Basic	373,844		373,844	373,844	373,844

Diluted	398,958		398,958	398,958	407,486

(1)	This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results of operations presented in accordance with GAAP.
(2)	Represents costs related to the severance of employees.
(3)	Represents costs related to the closure of facilities and accelerated depreciation and the severance of employees.
(4)	Represents outsourcing transition costs and other expenses related to the Company’s integration following the acquisition of eMachines in the first quarter of 2004.
(5)	The calculation of diluted loss per share assumes conversion of the Series A and Series C preferred stock at the beginning of the quarter rather than redemption for a gain. The $100.5 million gain on redemption has been excluded from the calculation of this figure. Had the gain been included, weighted average shares outstanding would have been 407,486 and diluted earnings per share would have been $0.23.

Gateway, Inc.

Analysis of Consolidated Condensed Statement of Operations

For the three months ended September 30, 2004

(in thousands, except per share amounts)

(unaudited)

	Results of Operations	Restructuring Charges (1)	Transformation and Integration Expenses (1)	Results of Operations, net of Restructuring Charges, Transformation and Integration Expenses (1)
Net sales	$915,132	$—	$—	$915,132
Cost of goods sold	823,038	9,112 (2)	1,067 (4)	812,859

Gross profit	92,094	(9,112)	(1,067)	102,273
Selling, general, and administrative expenses	153,768	41,904 (3)	10,978 (4)	100,886

Operating income (loss)	(61,674)	(51,016)	(12,045)	1,387
Other income, net	3,424	—	—	3,424

Income (loss) before income taxes	(58,250)	(51,016)	(12,045)	4,811
Benefit for income taxes	1,774	—	—	1,774

Net income (loss)	$(56,476)	$(51,016)	$(12,045)	$6,585
Preferred stock dividends and accretion	(2,792)	—	—	(2,792)

Net income (loss) attributable to common stockholders	$(59,268)	$(51,016)	$(12,045)	$3,793

Net income (loss) per share	$(0.16)	$(0.14)	$(0.03)	$0.01	(5)

(1)	This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results of operations presented in accordance with GAAP.
(2)	Represents costs related to the severance of employees and the closure of facilities.
(3)	Represents costs related to the closure of facilities and accelerated depreciation, the severance of employees and contract termination fees.
(4)	Represents outsourcing transition costs and other expenses related to the Company’s integration following the acquisition of eMachines in the first quarter.
(5)	Calculated based on diluted weighted average shares outstanding for the quarter ended September 30, 2004.

Gateway, Inc.

Preliminary Analysis of Consolidated Condensed Statement of Operations

For the twelve months ended December 31, 2004

(in thousands, except per share amounts)

(unaudited)

	Results of Operations		Restructuring Charges (1)	Transformation and Integration Expenses, Taxes and Preferred Stock Redemption Gain (1)	Results of Operations, net of Restructuring Charges, Transformation and Integration Expenses and Redemption Gain (1)
Net sales	$3,649,734		$—	$—	$3,649,734
Cost of goods sold	3,342,662		74,735 (2)	11,251 (4)	3,256,676

Gross profit	307,072		(74,735)	(11,251)	393,058
Selling, general, and administrative expenses	909,050		336,888 (3)	54,816 (4)	517,346

Operating income (loss)	(601,978)		(411,623)	(66,067)	(124,288)
Other income, net	20,247		—	—	20,247

Income (loss) before income taxes	(581,731)		(411,623)	(66,067)	(104,041)
Provision for income taxes	(14,113)		—	12,785	(1,328)

Net income (loss)	(567,618)		$(411,623)	$(53,282)	$(102,713)
Gain on redemption of preferred stock, net of dividends	92,142		—	100,513	(8,371)

Net income (loss) attributable to common stockholders	$(475,476)		$(411,623)	$47,231	$(111,084)

Net income (loss) per share:
Basic	$(1.31)		$(1.13)	$0.13	$(0.31)

Diluted	$(1.45	)(5)	$(1.05)	$(0.14)	$(0.26)

Weighted average shares outstanding:
Basic	363,708		363,708	363,708	363,708

Diluted	391,115		391,115	391,115	391,115

(1)	This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results of operations presented in accordance with GAAP.
(2)	Represents costs related to the severance of employees, closure of facilities, and write-downs of inventory resulting from the closure of our stores.
(3)	Represents costs related to the closure of facilities and accelerated depreciation, asset write-offs, the severance of employees, costs associated with lease obligations net of recoveries and contract termination fees.
(4)	Represents outsourcing transition costs and other expenses related to the Company’s integration following the acquisition of eMachines in the first quarter of 2004.
(5)	The calculation of diluted loss per share assumes conversion of the Series A and Series C preferred stock at the beginning of the quarter rather than redemption for a gain. The $100.5 million gain on redemption has been excluded from the calculation of this figure.

Gateway, Inc.

Analysis of Consolidated Statement of Operations

For the three months ended December 31, 2003

(in thousands, except per share amounts)

(unaudited)

	Results of Operations	Restructuring Charges (1)	Transformation Expenses and Taxes (1)	Results of Operations, net of Restructuring Charges, Transformation Expenses and Taxes (1)
Net sales	$875,134	$—	$—	$875,134
Cost of goods sold	743,664	10,978 (2)	297 (4)	732,389

Gross profit	131,470	(10,978)	(297)	142,745
Selling, general, and administrative expenses	224,022	14,449 (3)	15,439 (4)	194,134

Operating loss	(92,552)	(25,427)	(15,736)	(51,389)
Other income, net	4,843	—	—	4,843

Loss before income taxes	(87,709)	(25,427)	(15,736)	(46,546)
Provision for income taxes	23,565	—	23,565 (5)	—

Net loss	$(111,274)	$(25,427)	$(39,301)	$(46,546)
Preferred stock dividends and accretion	(2,787)	—	—	(2,787)

	$(114,061)	$(25,427)	$(39,301)	$(49,333)

Net loss per share	$(0.35)	$(0.08)	$(0.12)	$(0.15)

(1)	This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results of operations presented in accordance with GAAP.
(2)	Represents approximately $8 million related to the severance of employees and approximately $3 million related to the closure of facilities.
(3)	Represents approximately $8 million related to the closure of facilities and accelerated depreciation and approximately $6 million related to the severance of employees.
(4)	Represents outsourcing transition costs and other expenses related to the Company’s transformation into a branded integrator.
(5)	Represents certain state income tax receivables and net deferred tax assets that are deemed not recoverable.

Gateway, Inc.

Analysis of Consolidated Statement of Operations

For the twelve months ended December 31, 2003

(in thousands, except per share amounts)

(unaudited)

	Results of Operations	Restructuring Charges (1)	Transformation Expenses and Taxes (1)	Results of Operations, net of Restructuring Charges, Transformation Expenses and Taxes (1)
Net sales	$3,402,364	$—	$—	$3,402,364
Cost of goods sold	2,938,800	60,858 (2)	2,393 (4)	2,875,549

Gross profit	463,564	(60,858)	(2,393)	526,815
Selling, general, and administrative expenses	974,139	95,937 (3)	32,557 (4)	845,645

Operating loss	(510,575)	(156,795)	(34,950)	(318,830)
Other income (loss), net	19,328	—	—	19,328

Loss before income taxes	(491,247)	(156,795)	(34,950)	(299,502)
Provision for income taxes	23,565	—	23,565 (5)	—

Net loss	$(514,812)	$(156,795)	$(58,515)	$(299,502)
Preferred stock dividends and accretion	(11,138)	—	—	(11,138)

	$(525,950)	$(156,795)	$(58,515)	$(310,640)

Net loss per share	$(1.62)	$(0.48)	$(0.18)	$(0.96)

(1)	This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results of operations presented in accordance with GAAP.
(2)	Represents costs related to the severance of employees and closure of facilities.
(3)	Represents costs related to the closure of facilities and accelerated depreciation and costs related to the severance of employees.
(4)	Represents outsourcing transition costs and other expenses related to the Company’s transformation into a branded integrator.
(5)	Represents certain state income tax receivables and net deferred tax assets that are deemed not recoverable.